                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Netsolve, Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             NETSOLVE, INCORPORATED
                           12331 Riata Trace Parkway
                              Austin, Texas 78727
                                 (512) 340-3000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To Our Stockholders:

     On behalf of your board of directors and management, you are invited to attend the 2001 annual meeting of stockholders of NetSolve, Incorporated. Our meeting will be held at the Company's offices located at 12331 Riata Trace Parkway, Austin, Texas on Wednesday, July 18, 2001, beginning at 11:00 a.m., local time. At the meeting, stockholders will be asked to consider the following matter, which is described in the accompanying proxy statement:

     . To elect six directors to serve until the next annual meeting of stockholders.

     You are entitled to vote at this meeting if you were a stockholder of record at the close of business on May 21, 2001. The list of stockholders entitled to vote will be available for inspection by any stockholder during the ten days prior to July 18, 2001, at our offices located at 12331 Riata Trace Parkway, Austin, Texas 78727.

     Your vote is important to us. Whether or not you plan to attend the meeting, please complete, date, sign and mail the enclosed proxy card promptly in the return envelope provided.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Kenneth C. Kieley,
                              Vice President-Finance, Chief
                              Financial Officer and Secretary

Austin, Texas
May 30, 2001

PROXY STATEMENT
--------------------------------------------------------------------------------

     This proxy statement is being provided to you by the board of directors, or Board, of NetSolve, Incorporated in connection with the solicitation of proxies for use at our 2001 annual meeting of stockholders to be held on Wednesday, July 18, 2001, and any adjournment thereof. We are mailing this proxy statement and the accompanying proxy card to stockholders beginning May 30, 2001.

     Proposal to be Voted on and Voting Recommendation.  The proposal scheduled
     -------------------------------------------------
to be voted on at the meeting is the election of directors. Our Board recommends that you vote your shares "FOR" each of the nominees to the Board.

     Stockholders Entitled to Vote.  Stockholders of record at the close of
     -----------------------------
business on May 21, 2001, or record date, for the meeting, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, we had 11,936,627 shares of common stock outstanding. You are entitled to one vote for each share owned on the record date upon all matters to be considered at the meeting.

     Voting Your Shares.  If the accompanying proxy card is properly signed and
     ------------------
returned to us, it will be voted as you direct. Unless you provide specific voting instructions to the contrary, the persons designated as proxy holders in the proxy card will vote your shares in accordance with the recommendations of the Board. You may revoke your proxy at any time before it is voted at the meeting by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of NetSolve at our principal executive office, 12331 Riata Trace Parkway, Austin, Texas 78727, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

     Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf
     -----------------------
of the Board. NetSolve will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of common stock beneficially owned by others to forward to such beneficial owners.

     Quorum and Votes Required for Approval.  The presence at the meeting, in
     --------------------------------------
person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter. Directors are elected by plurality vote of the votes cast at the meeting and the six nominees who receive the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the election of directors.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2001, by each of our directors, each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to us to own beneficially more than five percent (5%) of the outstanding shares of the common stock. At the close of business on April 30, 2001, there were 12,021,002 shares of our stock outstanding.

  Directors, Named Executive Officers
and all directors and executive officers      Amount of Shares           Options Included        Percent
          as a group                         Beneficially Owned        within Shares Owned        Owned
-------------------------------------------------------------------------------------------------------------
Craig S. Tysdal                                        831,800                   650,000          6.6%
John S. McCarthy                                       426,510                    18,750          3.5%
Kenneth C. Kieley                                      288,500                   279,500          2.3%
Robert C. Pojman                                       220,000                   220,000          1.8%
Howard D. Wolfe, Jr.                                   156,519                    18,750          1.3%
Christopher D. Buffum                                  131,300                   130,000          1.1%
Jerry W. Davis                                         126,525                   125,000          1.0%
J. Michael Gullard                                     103,792                    18,750            *
Suzanne C. Narducci                                     19,750                    18,750            *
G. Joseph Lueckenhoff                                   15,650                    15,000            *
Directors and Executive Officers as a
Group (10 persons)                                   2,320,346                 1,494,500         17.2%

                                              Amount of Shares            Options Included        Percent
       Other 5% Stockholders                 Beneficially Owned         within Shares Owned        Owned
-----------------------------------------------------------------------------------------------------------
New Enterprise Associates IV,                       2,963,308                     -----            24.7%
Limited Partnership
1119 St. Paul Street
Baltimore, MD 21202

Invista Capital Management, LLC                       999,256                     -----             8.3%
699 Walnut
1900 Hub Tower
Des Moines, IA 50309

Commonwealth of Pennsylvania, Public                  721,876                     -----             6.0%
School Employees Retirement System
5 North 5/th/ Street
Harrisburg, PA 17101

* Percentage of shares beneficially owned less than 1%

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except pursuant to applicable community property laws or as indicated in the following paragraphs, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

     John S. McCarthy. Of the 426,510 shares beneficially owned by Mr. McCarthy, 374,995 are held by Gateway Venture Partners III, L.P., a partnership of which Mr. McCarthy is a general partner and is thereby deemed to be the beneficial owner of the shares held in its portfolio. Mr. McCarthy disclaims beneficial ownership of the shares held by the partnership, except with respect to any proportional pecuniary interest therein. Another 4,000 are held by the Gateway Associates Profit Sharing Plan fbo John McCarthy U/A 12/31/91 in an account for the benefit of Mr. McCarthy and over which he has sole investment control.

     J. Michael Gullard. Of the 103,792 shares beneficially owned by Mr. Gullard, 81,969 represents shares held by the Gullard Family Trust of which he is trustee having both a pecuniary interest and investment control, 2,073 shares held by the Cornerstone Management Profit Sharing Plan fbo J. Michael Gullard in an account for the benefit of Mr. Gullard and over which he has sole investment control, and 500 shares held by each of Mr. Gullard's two children who reside with him. Mr. Gullard is presumed to be the beneficial owner of the shares held by members of his immediate family sharing his household, however, he expressly disclaims beneficial ownership with respect to the shares held by his children.

     Christopher D. Buffum. Of the 131,300 shares beneficially owned by Mr. Buffum, 650 shares are held by a trust of which Mr. Buffum's spouse is a trustee and beneficiary.

     New Enterprise Associates IV, Limited Partnership. Of the 2,963,308 shares reported as beneficially owned by New Enterprise Associates IV, Limited Partnership ("NEA IV"), 2,523,109 shares are held by NEA IV as the record owner and 440,199 shares are held by Spectra Enterprise Associates, Limited Partnership ("Spectra" and together with NEA IV, the "Funds") as the record owner. NEA Partners IV, Limited Partnership ("NEA IV GP") is the sole general partner of NEA IV, and NEA Spectra Partners, Limited Partnership ("Spectra GP" and together with NEA IV GP, the "GP Partnerships") is a general partner of Spectra. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each Fund and GP Partnership may be deemed to share the power to direct the disposition and vote of the shares held of record by both NEA IV and Spectra, for an aggregate of 2,963,308. Cornelius C. Bond, Jr., C. Richard Kramlich, Arthur J. Marks and Charles W. Newhall III, as individual general partners of each GP Partnership, may be deemed to beneficially own all of the 2,963,308 shares. Nancy L. Dorman and Thomas C. McConnell, as individual general partners of NEA IV GP, may be deemed to beneficially own the 2,523,109 shares held by NEA IV. Each of these persons disclaim beneficial ownership of such shares except for the shares, if any, such individual holds of record. In addition to the shares reported here, Mr. Kramlich has the sole power to vote 37,672 shares, Mr. Newhall has the sole power to vote 12,737 shares and Ms. Dorman and Mr. McConnell each have sole power to vote 1,698 shares.

     Invista Capital Management, LLC. Invista Capital Management, LLC ("Invista") is a registered investment advisor and wholly-owned subsidiary of Principal Mutual Holding Company ("Principal"). Invista and Principal share the power to vote and dispose of all of the 999,256 reported here as beneficially owned by Invista.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of their ownership and changes in their ownership of our common stock with the Securities and Exchange Commission.

     Based solely on our review of the copies of these reports and written representations from certain reporting persons, we believe that during the 2001 fiscal year all of our executive officers, directors and ten percent (10%) stockholders complied with all applicable Section 16(a) filing requirements on a timely basis, except that:

     . Messrs. Buffum and McCarthy each filed a Form 4 three days after the filing deadline, relating to the exercise of an option and immediate sale of 1,500 shares of our stock, and the purchase of 500 shares of our stock, respectively, in August 2000.

     . Ms. Narducci filed a Form 4 in June 2000 relating to the sale of 1,000 shares of our stock by her husband in March 2000.


THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     Board Meetings and Attendance. During the 2001 fiscal year, the board of directors held four regular meetings, three special meetings, and took action by unanimous written consent in lieu of meetings on four occasions. Mr. Wolfe attended 64% of the total number of meetings of the Board and audit committee meetings during the 2001 fiscal year. All other directors attended 100% of the total number of meetings of the Board and committees on which they served.

     Committees. The Board has two standing committees, an audit committee and a compensation committee. The following independent directors were members of the respective committees during the past fiscal year:

         Audit Committee                            Compensation Committee
         ---------------                            ----------------------

     John S. McCarthy (Chairman)                Suzanne C. Narducci (Chairman)

          J. Michael Gullard                          J. Michael Gullard

         Howard D. Wolfe, Jr.                       G. Joseph Lueckenhoff

     The Audit Committee. The audit committee assists the Board in fulfilling its oversight responsibilities applicable to the Company's auditing, accounting and financial reporting processes and the Company's system of internal control. See the Audit Committee Report later in this proxy statement for more information about the role and responsibilities of the audit committee. The audit committee is governed by a written charter, approved by the Board, which is reproduced in Appendix A to this proxy statement. The audit committee met four times during the 2001 fiscal year.

     The Compensation Committee. The compensation committee recommends to the Board all aspects of compensation and benefits for executive officers, reviews our general policies relating to the compensation and benefits of all employees and administers our incentive compensation and stock option plans. See the Compensation Committee Report later in this proxy statement. The compensation committee met three time(s) during the 2001 fiscal year.

     No compensation committee member is currently or has been an officer or employee. No executive officer of the Company serves as a member of the board of directors or compensation committee (or any entity serving an equivalent function) of any other entity that has one or more executive officers serving on our Board or compensation committee.

     Director Compensation. Directors are entitled to receive cash compensation in an amount equal to $2,000 for each Board meeting attended in person and $500.00 for each Board meeting attended by teleconference. Additionally, directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board. Directors are eligible to participate in our Long-Term Incentive Compensation Plan. It is currently the intent of the Company to grant each outside director a stock option covering 3,750 shares of our stock on an annual basis.

     Loan to Craig S. Tysdal. Effective as of December 1, 2000, the Board approved a short-term loan to Craig S. Tysdal, our President, Chief Executive Officer and member of our Board. The loan, in the amount of $200,000, was made to assist Mr. Tysdal in making a purchase of some shares of our stock in connection with contemporaneous sale and purchase transactions, specifically approved in advance by the Board, for his tax planning purposes. The loan was granted to Mr. Tysdal under the terms of a promissory note issued December 5, 2000, pursuant to which Mr. Tysdal promised to pay the principal sum, together with interest at the rate of 9% per annum, no later than December 31, 2000. The entire amount of the indebtedness was paid by Mr. Tysdal by the due date and the promissory note was cancelled on December 31, 2000.


PROPOSAL BEFORE THE MEETING
-------------------------------------------------------------------------------

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS
                             ---------------------

     All of the following nominees have served as directors since the last annual meeting of stockholders and have agreed to serve again, if elected. Management has no reason to believe that any of the persons nominated will be unable or unwilling to serve; however, in the event that one or more nominees are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other persons as may be designated by the Board.

     The names and ages of the nominees and information regarding their business experience for at least the past five years is provided below.

     J. Michael Gullard, age 56, is our chairman of the Board and has been one of our directors since October 1992. He is a general partner of Cornerstone Management, a venture capital firm that provides strategic focus and direction for technology companies. Mr. Gullard is also the chairman of the board of MERANT PLC, a developer of enterprise application development system software, and a director of JDA Software Group, Inc., a developer of software for the retail industry.

     G. Joseph Lueckenhoff, age 44, became the chief operating officer of Celox Networks in November 2000. Prior to that, he served as the vice president at Dell Computer Corporation responsible for customer service and post-sale support since September 1999. Before joining Dell, Mr. Lueckenhoff was the product management vice president for AT&T in the Data Networking Division of Business Services. He also serves on the board of directors of Celox Networks, a private company.

     John S. McCarthy, age 52, has been a member of our board of directors since August 1991. He has been the Managing General Partner of Gateway Associates, L.P., a venture capital firm, since its inception in 1984. He is also a director of several private companies including Abiliti Solutions, Inc. (f/k/a Intertech Management Group), Asynchrony Solutions, Inc., MetaMatrix, Inc., and Partner Communications & Services, Inc.

     Suzanne C. Narducci, age 59, has been a member of our board of directors since April 1999. She was vice president for Service Provider Global Solutions at Cisco Systems from February 1999 to her recent retirement in April 2001.
From July 1995 to February 1999, she held various positions at Cisco Systems, in which she was responsible for sales and support to service providers within the continental United States. Before joining Cisco, Ms. Narducci served as vice president of sales and marketing at Eastern Telelogic, an access provider serving New Jersey, Pennsylvania and Delaware from January 1993 to July 1995.

     Craig S. Tysdal, age 54, became our president and chief executive officer and a member of our board of directors in September 1993. From May 1990 to March 1993, Mr. Tysdal was employed as senior vice president - worldwide sales at Network Equipment Technologies, Inc., a worldwide supplier of WAN equipment. He was also employed at Network Equipment Technologies, Inc. as its vice president B product marketing from July 1989 to April 1990 and as its vice president -- sales from October 1986 to June 1989.

     Howard D. Wolfe, Jr., age 60, has been a member of our board of directors since October 1988. He has been the managing general partner of New Venture Partners, L.P., New Venture Partners II, L.P., New Venture Partners III., L.P. and New Venture Partners IV, L.P. all of which are venture capital firms, since the inception of each firm. The initial firm, New Venture Partners, L.P. was established in 1981.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                      EACH DIRECTOR NOMINEE NAMED ABOVE.


EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table sets forth the total compensation earned during the three most recent fiscal years by our chief executive officer and four other executive officers whose bonus and salary exceeded $100,000. We refer to these individuals collectively as the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                                          Long-Term
                                                                                         Compensation
                                                  Annual Compensation                       Awards
                                   ----------------------------------------------------------------------
                                                                                            Securities
     Name and Principal                                               Other Annual        Underlying (#)            All Other
          Position            Year    Salary ($)   Bonus ($)        Compensation ($)       Options (#)          Compensation ($)
--------------------------------------------------------------------------------------------------------------------------------
                               2001    234,375        949                 --                 100,000                    --
Craig S. Tysdal,
President and Chief Executive  2000    200,000      2,817                 --                      --                    --
Officer
                               1999    189,583      1,746                 --                 200,000                    --
                              --------------------------------------------------------------------------------------------------
                               2001    191,042      1,020                 --                  40,000                    --

Robert J. Pojman,              2000    175,000     10,650                 --                  20,000                    --
Vice President - Operations

                               1999    153,029      1,746                 --                  50,000                    --
                              --------------------------------------------------------------------------------------------------
                               2001    150,000     52,713                 --                      --                    --

Christopher D. Buffum,         2000    150,000     63,075                 --                  20,000                    --
Vice President - Sales

                               1999    150,000     70,896                 --                      --                    --
                              --------------------------------------------------------------------------------------------------
                               2001    161,458        974                 --                  20,000                 1,143
Kenneth C. Kieley,
Vice President - Finance,      2000    146,250      4,617                 --                      --                 1,247
Chief Financial Officer and
Secretary
                               1999    133,333      1,070                 --                  50,000                 1,247
                              --------------------------------------------------------------------------------------------------
Jerry W. Davis,                2001    152,500      1,101                 --                  90,000                    --
Vice President -
Development

     The amount included as other compensation paid to Mr. Kieley in fiscal year 2001 represents a reimbursement for long-term disability insurance premiums.

     Mr. Davis was promoted to Vice President - Development commencing May 1, 2000, with an initial base salary of $185,000 per year, which became effective October 16, 2000.

     Of the $52,713 reflected as a bonus for Mr. Buffum during fiscal year 2001, $51,739 consisted of sales commissions and $974 consisted of his award under our bonus program.

     Long Term Compensation Awards. Amounts reported as Long-Term Compensation in the Summary Compensation Table are attributable to the named officer's participation in our Long-Term Incentive Compensation Plan, or LTIP, and 1988 Stock Option Plan. The LTIP is a comprehensive stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including incentive stock options and nonqualified stock options.

     401(k) Retirement Plan. In 1988, we established a 401(k) defined contribution retirement plan, or Retirement Plan, covering all employees who are at least 21 years of age and meet certain service requirements. In 1997, the Retirement Plan was amended to eliminate any service eligibility requirement so that employees who otherwise met the eligibility criteria could commence participation upon being hired by us. The Retirement Plan provides for voluntary, pre-tax employee contributions in amounts determined by the employees, subject to a maximum limit allowed by Internal Revenue Service guidelines. For 2001, this limit is $10,500. We may contribute certain amounts to the accounts of Retirement Plan participants as determined in the discretion the board of directors. To date, the Company has not made any contribution to the Retirement Plan, and we do not anticipate making any contribution to the Retirement Plan in the foreseeable future. We may amend or terminate the Retirement Plan at any time.

     Annual Performance Incentive Plan. Effective January 1, 2001, we adopted an annual performance incentive plan pursuant to which selected employees are eligible to receive annual cash incentive rewards based upon, and subject to, the achievement of specific performance goals and objectives established annually by us. We may amend or terminate the incentive plan at any time.

     Bonus Plan. In July 1998, we adopted a bonus plan pursuant to which selected employees are eligible to receive cash bonuses on a quarterly basis beginning with the quarter ended September 30, 1998 if, during such quarter, we meet certain financial performance objectives established from time to time by us. We may amend or terminate the bonus plan at any time.

     Option Grants. The following table provides certain summary information concerning the shares of common stock represented by stock options granted to each of the Named Executive Officers during our 2001 fiscal year.

                                        Option Grants in Last Fiscal Year
                                                Individual Grants
                       -------------------------------------------------------------------
                           Number of      Percentage of                                       Potential realizable value
                          Securities      Total Options                                       at assumed annual rates of
                          Underlying        Granted to                                       stock price appreciation for
                            Option         Employees in        Exercise        Expiration            option term
                          Granted (#)      Fiscal Year        Price ($/sh)        Date        5% ($)             10% ($)
-------------------------------------------------------------------------------------------------------------------------
Craig S. Tysdal              100,000           8.2%               5.875        10/10/2010    369,480            936,320
Robert J. Pojman              40,000           3.3%               5.875        10/10/2010    147,792            374,528
Christopher J. Buffum             --            --                   --                --         --                 --
Kenneth C. Kieley             20,000           1.6%               5.875        10/10/2010     73,896            187,264
Jerry W. Davis                50,000           4.1%              30.250         4/11/2010    951,205          2,410,535
                              40,000           3.3%               5.875        10/10/2010    147,792            374,528


     All options were granted at their fair market value on the date of grant and may be exercised at any time during the term of the option. Each option vests over a four-year period with one-fourth of the total amount vesting one year from the date of grant and one-sixteenth of the total amount vesting in each calendar quarter thereafter. The unvested portion of any previously exercised option is subject to our repurchase right upon termination of the executive's employment.

     Under the terms of our LTIP, the board of directors retains discretion, subject to certain limitations provided for in the LTIP, to modify the terms of outstanding options. All options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The exercise price for all options may be paid in cash or shares of our common stock or a combination of cash and shares.

                      FISCAL 2001 YEAR-END OPTION VALUES

                                                            Number of Securities              Value of Unexercised
                                                       Underlying Unexercised Options             In-the-Money
                                                            at March 31, 2001 (#)         Options at March 31, 2001 ($)
                                                            ---------------------         ----------------------------
                            Shares
                         Acquired on       Value
         Name            Exercise (#)    Realized ($)    Exercisable     Unexercisable      Exercisable     Unexercisable
-------------------------------------------------------------------------------------------------------------------------
Craig S. Tysdal                 --              --          475,000          175,000         2,245,000         112,500
Robert C. Pojman                --              --          147,500           72,500           539,000          45,000
Christopher J. Buffum       10,000          86,250           86,250           43,750           336,000         126,000
Kenneth C. Kieley           20,000         596,000          240,750           38,750         1,308,700          22,500
Jerry W. Davis                  --              --           19,687          105,313            43,310          64,690

     Under our plan, the options granted are exercisable at any time, but the unvested portion of any exercised options are subject to our repurchase right upon termination of employment. For purposes of this table, those options still subject to repurchase rights are identified as unexercisable.

     The potential realizable values and the values of unexercised in-the-money options in the tables have been calculated by determining the difference between the fair market value of the common stock as of March 31, 2001, of $7.00 per share, and the per share exercise prices of the options.

COMPENSATION COMMITTEE REPORT
--------------------------------------------------------------------------------

     The compensation committee of the Board reviews and establishes the executive officer compensation and administers the incentive compensation and stock option plans for all employees. The compensation committee consists entirely of directors who are not employees of the Company. The compensation committee directed the preparation of this report and approved it for submission to the stockholders in this proxy statement.

     Compensation Philosophy. The compensation committee believes that executive compensation should be based upon the performance of the Company and its officers generally and should be in line with the Company's business objectives. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the success of the Company and to motivate those individuals to achieve both long-term and short-term objectives. In keeping with this philosophy, the compensation committee has approved an overall compensation program comprised of base salary, bonus, annual incentive award opportunities and stock option awards. This overall philosophy is designed to achieve an appropriate and competitive balance between salary and performance-based incentives. In establishing compensation packages, the compensation committee considers the salaries and bonus programs paid by competitors in its industry, as well as general economic conditions.

     Base Salary. Each executive officer's base salary is reviewed on an annual basis and reflects individual and corporate performance, as well as level of responsibility.

     Bonus. In July 1998, the Company adopted a bonus plan pursuant to which all employees, including the executive officers, are eligible to receive cash bonuses on a quarterly basis if, during such quarter, the Company meets certain financial performance objectives which we establish from time to time.

     Annual Performance Incentive Plan. Effective January 1, 2001, we adopted an annual performance incentive plan pursuant to which selected employees are eligible to receive annual cash incentive rewards based upon, and subject to, the achievement of specific performance goals and objectives established annually by us.

     Long-Term Incentives. Under the Company's LTIP, employees, including executive officers, are eligible to receive a variety of discretionary awards, including incentive stock options, nonqualified stock options and other stock-based awards. To date, all LTIP awards have been in the form of stock option grants. Through option grants and other stock awards, executives receive significant equity incentives and are encouraged to build stockholder value. It is anticipated that performance-based incentive awards will continue to comprise a significant portion of executives' total compensation.

     In granting stock options to executive officers and all employees under the Company's LTIP, the timing of the grants and the size and allocation of the overall option pools are determined by the compensation committee upon consideration of market conditions, as well as individual and company performance and the current equity position of the employee. During the 2001 fiscal year, options were granted to four of our officers, Messrs. Tysdal, Pojman, Kieley and Davis, covering an aggregate of 10,000, 40,000, 20,000 and 90,000 each, respectively. No other executive officer of the Company was granted a stock option during the 2001 fiscal year.

     Certain Tax Considerations. Section 162(m) of the Internal Revenue Code, or Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. Compensation above $1 million may be deducted if it is "qualified performance-based compensation," as defined in the Code. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes.

     Compensation of Chief Executive Officer. On October 15, 2000, the compensation committee increased Mr. Tysdal's salary as President and Chief Executive Officer to an annual rate of $275,000 for 2001 fiscal year. This increase represents a difference of $75,000, or approximately 37.5%, over the annual rate of $200,000 received by Mr. Tysdal during the 2000 fiscal year. Mr. Tysdal also received an annual bonus of $949 under the Company's bonus program which provides for an equal award to all employees based on the Company's profits for the 2001 fiscal year, compared to Mr. Tysdal's annual bonus of $2,817 during the 2000 fiscal year. Mr. Tysdal's salary is comparable to what the compensation committee believes to be the average salary of the chief executive officers of recognized competitors within the Company's industry.

                                    COMPENSATION COMMITTEE


                                    Suzanne C. Narducci, Chairman
                                    J. Michael Gullard
                                    G. Joseph Lueckenhoff

AUDIT COMMITTEE REPORT
--------------------------------------------------------------------------------

     The audit committee assists the Board in providing oversight of the Company's auditing, accounting and financial reporting process, and the Company's system of internal controls. A copy of the written charter governing the committee's role and responsibilities, which has been approved by the Board, is reproduced in Appendix A to this proxy statement. The audit committee consists solely of independent directors in accordance with the applicable independence standards of the National Association of Securities Dealers. The committee has directed the preparation of this report and has approved its content and submission to the stockholders in this proxy statement.

     The committee has received the written disclosures and letter from Ernst & Young LLP, the Company's independent auditors, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Ernst & Young LLP its independence. In this regard, the committee considered whether or not the provision of non-audit services by Ernst & Young LLP for the 2001 fiscal year is compatible with maintaining the independence of the firm.

     The committee has reviewed and discussed with Company management and Ernst & Young LLP, the interim unaudited financial statements and the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2001. The committee also discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) concerning the quality of the Company's accounting principles as applied in its financial statements.

     Based on its review and discussions, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2001, for filing with the Securities and Exchange Commission. Additionally, as hereafter noted in this proxy statement, the committee recommended to the Board that Ernst & Young LLP be selected to act as independent auditors for 2002.

                                    AUDIT COMMITTEE


                                    John S. McCarthy, Chairman
                                    J. Michael Gullard
                                    Howard D. Wolfe, Jr.

STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The following line graph compares the total stockholder return (stock price growth) of the common stock from September 29, 1999 through March 31, 2001, with the total stockholder return for the same period of a peer group index. The graph assumes an investment of $100 in the common stock and each index on September 29, 1999. The Company notes that the Company's initial public offering occurred on September 29, 1999 and that the initial offering price of $13.00 was used as the beginning price for the Company's stock price on the performance graph.





                              [PERFORMANCE GRAPH]



     The stockholder returns shown are neither determinative nor indicative of future performance.


                                    September 29, 1999             March 31, 2001
                                    ------------------             --------------
NetSolve, Incorporated                    100.00                        39.44

Nasdaq Computers and Data                 100.00                        56.91
Processing Index

Nasdaq US Composite Index                 100.00                        66.46

OTHER BUSINESS
--------------------------------------------------------------------------------

     Other than as stated herein, the board of directors does not intend to bring any business before the annual meeting and it has not been informed of any matters that may be presented to the annual meeting by others. However, if any other matters properly come before the annual meeting, it is the intent of the board of directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

     Auditors.  The Board has selected Ernst & Young LLP, Independent Auditors,
     --------
as independent auditors for the Company for the fiscal year ending March 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     During the fiscal year ended March 31, 2001, fees billed to the Company by Ernst & Young LLP were as follows:

     Audit Fees. Fees billed for professional services rendered in connection with the audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's quarterly reports on Forms 10-Q totaled $71,000.

     Financial Information System Design and Implementation Fees. No fees were billed by Ernst & Young LLP for financial information system design and implementation services during the 2001 fiscal year.

     All Other Fees. Ernst & Young LLP's fees for all other professional services rendered to the Company during the 2001 fiscal year totaled $61,000, including audit related fees of $2,000, and other fees of $59,000. Audit related fees include amounts billed in connection with accounting consultations and other filings with the Securities and Exchange Commission.

   Voting Upon Matters Unknown to Company at the Time the 2002 Proxy Statement
   ---------------------------------------------------------------------------
is Mailed.  The rules of the Securities and Exchange Commission allow the
---------
Company to use discretionary voting authority to vote on any matter coming before the 2002 annual meeting of stockholders that is not included in the proxy statement for that meeting if the Company did not have notice of the matter by April 15, 2002.

   Stockholder Proposals for 2002 Annual Meeting of Stockholders.  If you wish
   --------------------------------------------------------------
to present a proposal for consideration at the Company's 2002 annual meeting of stockholders and to be included in the Company's proxy statement and form of proxy for such annual meeting, you may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, your proposal must be received by the Company's Corporate Secretary no later than January 30, 2002.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Kenneth C. Kieley,
                              Vice President-Finance, Chief
                              Financial Officer and Secretary
Austin, Texas
May 30, 2001

                                   Appendix A

                             NetSolve, Incorporated
                            Audit Committee Charter


The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of NetSolve, Incorporated ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

Composition
-----------

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence, experience and other requirements of The Nasdaq Stock Market, Inc. (NASDAQ). The members of the Committee will be appointed annually by the full Board, and will be listed in the annual proxy statement or annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

Responsibility
--------------

The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between the independent auditors, financial management and the Board. The Committee should have a clear understanding with the management of the Company and the independent auditors that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee. The Committee will make periodic reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's business conduct guidelines.

Authority
---------

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

Meetings
--------

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer and independent auditors at least once each year and at other times when considered appropriate. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors be present at Committee meetings.

Specific Duties
---------------

In carrying out its oversight responsibilities, the Committee will generally perform the following functions, subject to such modifications as the Committee may, from time to time, determine to be necessary or appropriate:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NASDAQ audit committee requirements.

2. Review with the Company's management and independent auditors the Company's accounting and financial reporting controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such controls.

3. Review with the Company's management and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgements about the accounting principles used in financial reporting.

4. Review the scope and general extent of the independent accountants' annual audit and the related engagement letter from the independent auditors. The Committee's review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent auditors.

5. Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

6. Have a predetermined arrangement with the independent auditors that they will advise the Committee (either in a meeting or through its Chair) and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. This notification should include any significant changes in accounting principles and any other communications as required to be communicated by the independent auditors under generally accepted auditing standard. Also receive a written confirmation provided by the independent auditors at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

7. Review with management (either in a meeting or through the Chair) the financial results and/or financial statements of the Company prior to the related press release, or if not practicable, prior to filing Forms 10-Q.

8. At the completion of the annual audit and, if practicable prior to the related press release, review with management, and the independent auditors the following:

     a. The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

     b. Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

     c. Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

     d. Other communications as required to be communicated by the independent auditors under generally accepted auditing standards. Further, receive a written communication provided by the independent auditors concerning their judgment about the quality of the Company's accounting principles, as established by generally accepted auditing standards, and that they concur with management's representation concerning audit adjustments. Inquire of management and the independent auditors as to their judgment of significant judgments, and the clarity of the disclosures in the financial statements.

     e. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

9. After preparation by management and review by independent auditors, approve the Committee report required under SEC rules to be included in the Company's annual proxy statement. This charter is to be published as an appendix to the proxy statement every three years.

10. Discuss with the independent auditors the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

11. Meet with management, and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have.

12. Recommend to the Board annually the selection, retention or termination of the Company's independent accountants.

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                            NETSOLVE, INCORPORATED

                                July 18, 2001



               Please Detach and Mail in the Envelope Provided.

____________________________________________________________________________________________________________________________________

 A [X] Please mark your
       votes as in this
       example.

                FOR all nominees           WITHHOLD
               listed to the right       AUTHORITY to
              (except as marked to   vote for all nominees
                  the contrary)         listed at right
1. ELECTION             [_]                   [_]         Nominees: J. Michael Gullard    2. IN THE DISCRETION OF THE PROXIES ON ANY
   OF                                                               G. Joseph Lueckenhoff    OTHER MATTER THAT MAY PROPERLY COME
   DIRECTORS:                                                       John S. McCarthy         BEFORE THE MEETING.
                                                                    Suzanne C. Narducci
(INSTRUCTION: To withhold authority to vote for                     Craig S. Tysdal       The undersigned acknowledges receipt of
any individual nominee, write that nominee's name                   Howard D. Wolfe, Jr.  the Notice of Annual Meeting of
on the line below.)                                                                       Stockholders and Proxy Statement dated
                                                                                          May 30, 2001.

_________________________________________________                                         PLEASE DATE, SIGN AND MAIL THIS PROXY
                                                                                          CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE
                                                                                          IS REQUIRED IF MAILED IN THE UNITED
                                                                                          STATES.

_________________________________________________ __________________________________________________ Dated: _________________, 2001

--------------------------------------------------------------------------------


                                                                           PROXY


                            NETSOLVE, INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Craig S. Tysdal and Kenneth C. Kieley, and each of them severally, as their proxies with full power of substitution and resubstitution for and in the name, place and stead of the undersigned to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting to be held on July 18, 2001 or any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES FOR DIRECTOR. If more than one of the proxies named shall be present in person or by substitution at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

                          (Continued on reverse side)